Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2015 RESULTS
DALLAS, July 23, 2015-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2015 results and narrowed its previous guidance for full-year 2015 adjusted earnings per share.
Executive Summary

•
Second quarter 2015 net sales of $4.6 billion decreased 6 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 10 percent. Organic sales rose 4 percent, including a 10 percent increase in developing and emerging markets.

•
Diluted net income per share for the second quarter was a loss of $0.83 in 2015, driven by non-cash pension settlement charges, compared to income of $1.32 from continuing operations in 2014. Including earnings from the health care business (discontinued operations) that was spun off at the end of October 2014, diluted net income per share was $1.35 for the second quarter of 2014.

•
Second quarter adjusted earnings per share were $1.41 in 2015 compared to adjusted earnings per share from continuing operations of $1.33 in the prior year. Performance benefited from organic sales growth, cost savings, input cost deflation and a lower share count. Comparisons were negatively impacted by unfavorable foreign currency exchange rate effects and higher other expense. Adjusted earnings per share in both years exclude certain items described later in this news release.

•	Full-year adjusted earnings per share in 2015 are anticipated to be $5.65 to $5.80 compared to the company’s previous guidance range of $5.60 to $5.80.
Chairman and Chief Executive Officer Thomas J. Falk said, “We continue to execute our Global Business Plan strategies well. In the second quarter, we delivered mid-single digit growth in organic sales and adjusted earnings per share from continuing operations. We also achieved significant cost savings and improvements in adjusted gross and operating margins. In addition, we made further progress with targeted growth initiatives, launched product innovations and allocated capital in shareholder-friendly ways. In terms of our full-year earnings outlook, we are raising the low end of our previous guidance by 5 cents per share. This reflects our strong performance in the first half of the year, additional cost savings and more investments behind our brands and growth initiatives than we previously planned. We continue to be optimistic about our prospects to generate attractive returns to shareholders.”

Second Quarter 2015 Operating Results
Sales of $4.6 billion in the second quarter of 2015 were down 6 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 10 percent as a result of the weakening of most currencies relative to the U.S. dollar. Organic sales rose 4 percent, as volumes increased 3 percent and product mix/other was favorable by 1 percent.
Second quarter operating profit was a loss of $544 million in 2015 and profit of $775 million in 2014. Adjusted operating profit was $790 million in the second quarter of 2015 compared to $777 million in the year-ago period. Adjusted results in 2015 exclude $1,322 million of charges for pension settlements and $12 million of 2014 Organization Restructuring costs. Adjusted results in 2014 exclude $2 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $105 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program and $20 million of savings from the 2014 Organization Restructuring. Input costs decreased $40 million overall, including $35 million of lower costs for raw materials other than fiber and $5 million of lower energy costs. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $80 million and transaction effects also negatively impacted comparisons. The currency impacts were most significant in Latin America and Eastern Europe. On an adjusted basis, other (income) and expense, net was expense of $10 million in 2015 and income of $13 million in 2014. Results in 2015 were driven by foreign currency transaction losses, while prior-period results benefited from a gain on an asset sale.
The second quarter 2015 adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 32.2 percent, consistent with company expectations for a full-year rate between 31.5 and 33.5 percent. The second quarter 2014 adjusted effective tax rate was 31.4 percent.
Kimberly-Clark's share of net income of equity companies in the second quarter of 2015 was $39 million, even with the year-ago period. At Kimberly-Clark de Mexico, results benefited from organic sales growth, lower input costs and cost savings, but were negatively impacted by a weaker Mexican peso. Second quarter net income attributable to noncontrolling interests was $12 million in 2015 and $21 million in 2014. The change was driven by the redemption of $0.5 billion of preferred securities in December 2014.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter of 2015 was $772 million compared to $842 million in 2014. The comparison was affected by the spin-off of the health care business in 2014. Capital spending for the second quarter was $243 million in 2015 and $181 million in 2014. Second quarter 2015 share repurchases were 0.9 million shares at a cost of $100 million. Total debt was $7.6 billion at June 30, 2015 and $7.0 billion at the end of 2014.

Second Quarter 2015 Business Segment Results
Personal Care Segment
Second quarter sales of $2.3 billion decreased 6 percent. Currency rates were unfavorable by more than 10 percent. Volumes increased 3 percent and net selling prices and product mix each improved 1 percent. Second quarter operating profit of $473 million increased 4 percent. The comparison benefited from organic sales growth, cost savings and lower input costs, partially offset by unfavorable effects from changes in currency rates.
Sales in North America decreased 2 percent. Currency was unfavorable 1 percent and the combined impact of changes in net selling prices and product mix reduced sales 1 percent. Huggies baby wipes volumes rose double digits, including benefits from innovation and market share gains. Volumes in adult care, child care and Huggies diapers were all down slightly. Feminine care volumes were off high-single digits compared to mid-single digit growth in the year-ago period, with market shares down slightly.
Sales in developing and emerging markets decreased 7 percent, including a 20 percent negative impact from changes in currency rates. Volumes increased 7 percent, net selling prices improved 5 percent and product mix advanced 1 percent. The volume growth included gains in China and most of Latin America, led by Argentina, Brazil and Peru. The higher net selling prices were driven by increases in Eastern Europe and Latin America in response to weaker currency rates.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 12 percent. Currency rates were unfavorable by 11 percent and net selling prices and volumes were both down slightly.
Consumer Tissue Segment
Second quarter sales of $1.5 billion decreased 8 percent. Currency rates were unfavorable by 9 percent and net selling prices were down 2 percent, while volumes were up 3 percent. Second quarter operating profit of $260 million increased 8 percent. The comparison benefited from cost savings, lower manufacturing-related costs and reduced marketing, research and general expenses, partially offset by unfavorable currencies and lower net selling prices.
Sales in North America were even with the year-ago period. Volumes increased 5 percent. Net selling prices were off 4 percent, including the impact of increased promotion activity, and product mix was unfavorable 1 percent. Volumes rose high-single digits in bathroom tissue, with benefits from increased promotion shipments on Cottonelle. Volumes increased low-single digits in facial tissue and paper towels.
Sales in developing and emerging markets decreased 20 percent, including a 23 point negative impact from currency rates. Net selling prices increased 2 percent and volumes advanced 1 percent.
Sales in developed markets outside North America decreased 13 percent, driven by unfavorable currency rates.

K-C Professional (KCP) Segment
Second quarter sales of $0.8 billion decreased 4 percent. Changes in currency rates reduced sales 9 percent and net selling prices were down 1 percent. Volumes rose 3 percent and product mix/other was favorable by 3 percent, including sales of nonwovens to Halyard Health, Inc. in conjunction with a near-term supply agreement. Second quarter operating profit of $145 million decreased 5 percent. The comparison was negatively impacted by unfavorable currency effects, partially offset by benefits from organic sales growth, cost savings and lower input costs.
Sales in North America increased 1 percent. Volumes rose 3 percent. The combined impact of changes in net selling prices and product mix reduced sales 1 percent and currency was unfavorable 1 percent. Volumes were up mid-single digits in wipers and safety products and low-single digits in washroom products.
Sales in developing and emerging markets decreased 13 percent, including a 21 point drag from currency rates. Volumes rose 4 percent, net selling prices improved 3 percent and product mix advanced 1 percent. The volume growth was driven by increases in Latin America and Asia.
Sales in developed markets outside North America were down 16 percent. Changes in currency rates reduced sales 15 percent. Net selling prices were off 3 percent, mostly in Western/Central Europe, while overall volumes increased 2 percent.
Year-To-Date Results
For the first six months of 2015, sales of $9.3 billion decreased 5 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 9 percent. Organic sales rose 4 percent, as volumes increased 3 percent and product mix/other was favorable by 1 percent.
Year-to-date operating profit was $204 million in 2015 versus $1,486 million in 2014. Adjusted operating profit of $1,605 million in 2015 increased 4 percent compared to $1,537 million in 2014. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $195 million and $30 million of savings from the 2014 Organization Restructuring. In addition, input costs overall were $55 million lower. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $160 million and transaction effects also negatively impacted the operating profit comparisons.
Through six months, diluted net income per share was $0.44 in 2015 and $2.75 in 2014. Adjusted earnings per share of $2.83 in 2015 increased 6 percent versus $2.66 of adjusted earnings per share from continuing operations in 2014. The increase was driven by higher adjusted operating profit and a lower share count, partially offset by a higher adjusted effective tax rate.
Adjusted operating profit and adjusted earnings per share in 2015 exclude pension settlement charges, 2014 Organization Restructuring costs and a balance sheet remeasurement charge in Venezuela. Adjusted results in 2014 exclude restructuring costs for European strategic changes and a charge related to a regulatory dispute in the Middle East.

2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be $120 to $140 million by the end of 2017. Second quarter 2015 restructuring costs were $8 million after tax ($12 million pre-tax), bringing cumulative costs to $108 million after tax ($158 million pre-tax). Second quarter 2015 savings were $20 million, bringing cumulative savings to $35 million.
Defined Benefit Pension Plan Changes
Effective January 2015, the company amended its U.S. pension plan to include a lump-sum pension benefit payout option for certain plan participants. In addition, in April, Kimberly-Clark completed the purchase of group annuity contracts that transferred to two insurance companies the pension benefit obligations for approximately 21,000 Kimberly-Clark retirees in the United States. As a result of these changes, the company recognized pension settlement charges of $0.8 billion after tax ($1.3 billion pre-tax) in the first half of 2015, mostly in the second quarter.
2015 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2015:

•
The drag on sales and earnings from foreign currency translation effects is expected to be at the high end of the company’s previous assumption, which was for a negative impact on net sales of 9 to 10 percent and a negative impact on operating profit of 10 to 11 percent.

•
Deflation in key cost inputs is more likely to be $100 to $200 million compared to the prior estimate of $50 to $150 million. This reflects modest improvements in the outlook for oil-based materials, recycled fiber and energy costs versus prior assumptions.

•	Cost savings from the company’s FORCE program are expected to be at least $350 million. The previous target was for savings of at least $300 million.

•	Adjusted earnings per share are anticipated to be $5.65 to $5.80 versus the company’s previous guidance of $5.60 to $5.80.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share (including continuing operations)

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Pension settlement charges and 2014 Organization Restructuring. See previous discussion in this news release.

•
Venezuelan balance sheet remeasurement. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the new SIMADI floating exchange rate.

•
Regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to an affiliate in the Middle East.

•
Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses. The restructuring was completed at the end of 2014.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 143-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 Organization Restructuring, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended June 30
	2015	2014	Change
Net Sales	$4,643	$4,953	-6.3%
Cost of products sold	2,986	3,253	-8.2%
Gross Profit	1,657	1,700	-2.5%
Marketing, research and general expenses	869	938	-7.4%
Other (income) and expense, net	1,332	(13)	N.M.
Operating Profit (Loss)	(544)	775	N.M.
Interest income	4	5	-20.0%
Interest expense	(73)	(72)	+1.4%
Income (Loss) From Continuing Operations Before Income Taxes and Equity Interests	(613)	708	N.M.
Provision for income taxes	281	(225)	N.M.
Income (Loss) From Continuing Operations Before Equity Interests	(332)	483	N.M.
Share of net income of equity companies	39	39	—
Income (Loss) From Continuing Operations	(293)	522	N.M.
Income from discontinued operations, net of income taxes	—	8	N.M.
Net Income (Loss)	(293)	530	N.M.
Net income attributable to noncontrolling interests in continuing operations	(12)	(21)	-42.9%
Net Income (Loss) Attributable to Kimberly-Clark Corporation	$(305)	$509	N.M.

Per Share Basis
Net Income (Loss) Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$(0.84)	$1.33	N.M.
Discontinued operations	—	0.02	N.M.
Net income (loss)	$(0.84)	$1.35	N.M.

Diluted
Continuing operations	$(0.83)	$1.32	N.M.
Discontinued operations	—	0.02	N.M.
Rounding	—	0.01	N.M.
Net income (loss)	$(0.83)	$1.35	N.M.

Cash Dividends Declared	$0.88	$0.84	+4.8%

Common Shares Outstanding	June 30
	2015	2014
Outstanding shares as of	364.3	374.0
Average diluted shares for three months ended	366.7	378.4

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Six Months Ended June 30
	2015	2014	Change
Net Sales	$9,334	$9,840	-5.1%
Cost of products sold	6,018	6,475	-7.1%
Gross Profit	3,316	3,365	-1.5%
Marketing, research and general expenses	1,718	1,834	-6.3%
Other (income) and expense, net	1,394	45	N.M.
Operating Profit	204	1,486	-86.3%
Interest income	8	8	—
Interest expense	(145)	(143)	+1.4%
Income From Continuing Operations Before Income Taxes and Equity Interests	67	1,351	-95.0%
Provision for income taxes	51	(421)	N.M.
Income From Continuing Operations Before Equity Interests	118	930	-87.3%
Share of net income of equity companies	75	82	-8.5%
Income From Continuing Operations	193	1,012	-80.9%
Income from discontinued operations, net of income taxes	—	64	N.M.
Net Income	193	1,076	-82.1%
Net income attributable to noncontrolling interests in continuing operations	(30)	(29)	+3.4%
Net Income Attributable to Kimberly-Clark Corporation	$163	$1,047	-84.4%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$0.45	$2.60	-82.7%
Discontinued operations	—	0.17	N.M.
Net income	$0.45	$2.77	-83.8%

Diluted
Continuing operations	$0.44	$2.58	-82.9%
Discontinued operations	—	0.17	N.M.
Net income	$0.44	$2.75	-84.0%

Cash Dividends Declared	$1.76	$1.68	+4.8%

Common Shares Outstanding	June 30
	2015	2014
Average diluted shares for six months ended	367.3	380.3

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,986	$—	$7	$2,979
Gross profit	1,657	—	(7)	1,664
Marketing, research and general expenses	869	—	5	864
Other (income) and expense, net	1,332	1,322	—	10
Operating profit (loss)	(544)	(1,322)	(12)	790
Income (loss) from continuing operations before income taxes and equity interests	(613)	(1,322)	(12)	721
Provision for income taxes	281	509	4	(232)
Effective tax rate	—	—	—	32.2%
Net income (loss) attributable to Kimberly-Clark Corporation	(305)	(813)	(8)	516
Diluted earnings (loss) per share	(0.83)	(2.22)	(0.02)	1.41

	Three Months Ended June 30, 2014
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,253	$2	$3,251
Gross profit	1,700	(2)	1,702
Operating profit	775	(2)	777
Income from continuing operations before income taxes and equity interests	708	(2)	710
Provision for income taxes	(225)	(2)	(223)
Effective tax rate	31.8%	—	31.4%
Income from continuing operations	522	(4)	526
Net income attributable to noncontrolling interests in continuing operations	(21)	—	(21)
Income from continuing operations attributable to Kimberly-Clark Corporation	501	(4)	505
Diluted earnings per share from continuing operations	1.32	(0.01)	1.33

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charge for Venezuelan Balance Sheet Remeasurement	As Adjusted Non-GAAP
Cost of products sold	$6,018	$—	$15	$5	$5,998
Gross profit	3,316	—	(15)	(5)	3,336
Marketing, research and general expenses	1,718	—	10	—	1,708
Other (income) and expense, net	1,394	1,331	—	40	23
Operating profit	204	(1,331)	(25)	(45)	1,605
Income from continuing operations before income taxes and equity interests	67	(1,331)	(25)	(45)	1,468
Provision for income taxes	51	512	12	—	(473)
Effective tax rate	—	—	—	—	32.2%
Net income attributable to Kimberly-Clark Corporation	163	(819)	(13)	(45)	1,040
Diluted earnings per share	0.44	(2.23)	(0.04)	(0.12)	2.83

	Six Months Ended June 30, 2014
	As Reported	Charges for European Strategic Changes	Charge Related to Regulatory Dispute in Middle East	As Adjusted Non-GAAP
Cost of products sold	$6,475	$8	$—	$6,467
Gross profit	3,365	(8)	—	3,373
Marketing, research and general expenses	1,834	4	—	1,830
Other (income) and expense, net	45	—	39	6
Operating profit	1,486	(12)	(39)	1,537
Income from continuing operations before income taxes and equity interests	1,351	(12)	(39)	1,402
Provision for income taxes	(421)	3	—	(424)
Effective tax rate	31.2%	—	—	30.2%
Income from continuing operations	1,012	(9)	(39)	1,060
Net income attributable to noncontrolling interests in continuing operations	(29)	—	20	(49)
Income from continuing operations attributable to Kimberly-Clark Corporation	983	(9)	(19)	1,011
Diluted earnings per share from continuing operations(a)	2.58	(0.02)	(0.05)	2.66

(a)	"As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$603	$789
Accounts receivable, net	2,286	2,223
Inventories	1,948	1,892
Other current assets	681	655
Total Current Assets	5,518	5,559
Property, Plant and Equipment, Net	7,251	7,359
Investments in Equity Companies	286	257
Goodwill	1,553	1,628
Other Assets	738	723
TOTAL ASSETS	$15,346	$15,526

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$2,055	$1,326
Trade accounts payable	2,599	2,616
Accrued expenses	1,790	1,974
Dividends payable	321	310
Total Current Liabilities	6,765	6,226
Long-Term Debt	5,544	5,630
Noncurrent Employee Benefits	1,186	1,693
Deferred Income Taxes	698	587
Other Liabilities	337	319
Redeemable Preferred Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	516	729
Noncontrolling Interests	228	270
Total Stockholders' Equity	744	999
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,346	$15,526

2015 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Operating Activities
Net income (loss)	$(293)	$530	$193	$1,076
Depreciation and amortization	189	217	383	435
Asset impairments	—	42	—	42
Stock-based compensation	36	27	51	36
Deferred income taxes	(517)	12	(346)	63
Equity companies' earnings (in excess of) less than dividends paid	(2)	7	(37)	(36)
(Increase) decrease in operating working capital	29	(5)	(417)	(215)
Postretirement benefits	1,322	21	908	(135)
Charge for Venezuelan balance sheet remeasurement	—	—	45	—
Other	8	(9)	12	13
Cash Provided by Operations	772	842	792	1,279
Investing Activities
Capital spending	(243)	(181)	(527)	(439)
Proceeds from sales of investments	—	92	—	93
Investments in time deposits	(36)	(75)	(82)	(113)
Maturities of time deposits	18	25	91	182
Other	16	(8)	(8)	(4)
Cash Used for Investing	(245)	(147)	(526)	(281)
Financing Activities
Cash dividends paid	(321)	(318)	(631)	(627)
Change in short-term debt	(108)	(375)	183	279
Debt proceeds	13	615	510	616
Debt repayments	(40)	(5)	(44)	(106)
Proceeds from exercise of stock options	41	44	82	81
Acquisitions of common stock for the treasury	(110)	(476)	(358)	(917)
Shares purchased from noncontrolling interest	—	—	(151)	—
Other	17	14	5	(7)
Cash Used for Financing	(508)	(501)	(404)	(681)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3)	10	(48)	(2)
Increase (Decrease) in Cash and Cash Equivalents	16	204	(186)	315
Cash and Cash Equivalents - Beginning of Period	587	1,165	789	1,054
Cash and Cash Equivalents - End of Period	$603	$1,369	$603	$1,369

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2015	2014	Change	2015	2014	Change
NET SALES

Personal Care	$2,306	$2,442	-5.6%	$4,614	$4,824	-4.4%
Consumer Tissue	1,499	1,638	-8.5%	3,073	3,327	-7.6%
K-C Professional	822	858	-4.2%	1,617	1,658	-2.5%
Corporate & Other	16	15	N.M.	30	31	N.M.
TOTAL NET SALES	$4,643	$4,953	-6.3%	$9,334	$9,840	-5.1%

OPERATING PROFIT

Personal Care	$473	$453	+4.4%	$928	$910	+2.0%
Consumer Tissue	260	240	+8.3%	551	497	+10.9%
K-C Professional	145	153	-5.2%	279	288	-3.1%
Corporate & Other(a)	(90)	(84)	N.M.	(160)	(164)	N.M.
Other (income) and expense, net(b)	1,332	(13)	N.M.	1,394	45	N.M.
TOTAL OPERATING PROFIT (LOSS)	$(544)	$775	N.M.	$204	$1,486	-86.3%

(a)
Corporate & Other includes charges related to the 2014 Organization Restructuring of $12 and $25 for the three and six months ended June 30, 2015, respectively, and a charge related to the remeasurement of the Venezuelan balance sheet of $5 for the six months ended June 30, 2015. In addition, Corporate & Other includes charges related to the European strategic changes of $2 and $12 for the three and six months ended June 30, 2014, respectively.

(b)
Other (income) and expense, net includes charges for pension settlements of $1,322 and $1,331 for the three and six months ended June 30, 2015, respectively, and a charge related to the remeasurement of the Venezuelan balance sheet of $40 for the six months ended June 30, 2015.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(5.6)	3	1	—	(10)
Consumer Tissue	(8.5)	3	(2)	—	(9)
K-C Professional	(4.2)	3	(1)	3	(9)
TOTAL CONSOLIDATED	(6.3)	3	—	1	(10)

	Six Months Ended June 30, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(4.4)	4	1	1	(10)
Consumer Tissue	(7.6)	2	(1)	—	(9)
K-C Professional	(2.5)	3	—	3	(8)
TOTAL CONSOLIDATED	(5.1)	3	—	1	(9)

(a)	Mix/Other includes rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2015

	Estimated Range

ESTIMATED FULL YEAR 2015 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.65	-	$5.80
Adjustments for:
Charges related to the 2014 Organization Restructuring	(0.14)	-	(0.08)
Charge for Venezuelan balance sheet remeasurement	(0.12)	-	(0.12)
Charges for pension settlements	(2.28)	-	(2.23)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.11	-	$3.37

ESTIMATED FULL YEAR 2015 EFFECTIVE TAX RATE

Adjusted effective tax rate	31.5%	-	33.5%
Adjustments for:
Charges related to the 2014 Organization Restructuring	—	-	—
Charge for Venezuelan balance sheet remeasurement	0.5	-	0.5
Charges for pension settlements	(4.9)	-	(4.7)
Effective tax rate	27.1%	-	29.3%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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